EXHIBIT 99

PepsiAmericas Delivers Strong Top Line

and Double-Digit EPS Growth in the Second Quarter 2005

Minneapolis, MN, July 27, 2005 – PepsiAmericas, Inc. (NYSE:PAS) today reported second quarter 2005 net income of $72.6 million and diluted earnings per share (EPS) growth of 23.2 percent to $0.53.  This compares to net income of $61.7 million and EPS of $0.43 for the second quarter of 2004.  Second quarter 2005 EPS included a $0.06 per share benefit due to a gain from settlement of the high fructose corn syrup litigation.  For the first half of 2005, the company reported net income of $93.4 million and EPS of $0.67.  This compares to net income of $82.2 million and EPS of $0.57 for the first half of 2004.

Strong top line growth of 12.1 percent fueled PepsiAmericas’ second quarter operating results.

•                  PepsiAmericas grew its worldwide volume 1.9 percent in the second quarter on a constant territory basis, driven by international volume improvements.

•                  Worldwide average net selling prices increased 3.9 percent in the second quarter.

•                  Reported worldwide operating income increased 26 percent in the second quarter, with solid performances in all geographies and with the benefit of the fructose settlement gain.  The newly acquired Central Investment Corporation (CIC) territories contributed approximately one-fourth of the growth in worldwide operating income in the quarter.

“The growth and consistency of our performance continued, driven by an improving balance between pricing and volume,” said Chairman and Chief Executive Officer Robert C. Pohlad.  “The second quarter of 2005 marked our fourth consecutive quarter of worldwide volume gains on a constant territory basis and reflects the complimentary strength of our geographies and product portfolio.  Volume improvements in Central Europe and the Caribbean combined with strong worldwide pricing drove our top line growth.”

In the second quarter of 2005, international volume growth, higher worldwide net selling price and the addition of CIC contributed to the 12.1 percent top line growth.   As anticipated, cost of goods sold was up 5 percent on a per unit basis.  On a worldwide basis, gross profit increased 10.2 percent.  Selling, delivery and administrative expenses increased 9.2 percent.  CIC contributed approximately two-thirds of the increase in gross profit and selling, delivery and administrative expenses.

Net income in the second quarter 2005 included a $3.5 million charge related to the early extinguishment of debt, offset by a real estate tax refund of $3.5 million.  The fructose settlement gain in the second quarter totaled $13.3 million, or $8.3 million after taxes.

Second Quarter U.S. Operations Highlights

Balanced pricing and the contribution from CIC territories drove U.S. operating income improvements of 23.9 percent to $132.7 million in the second quarter, which included the fructose settlement gain.

Volume in the U.S. declined less than one percent in the second quarter on a constant territory basis, reflecting the shift in Easter holiday timing.  The decline in the carbonated soft drink category was substantially offset by over 20 percent growth in the non-carbonated beverage category on a constant territory basis.  As a percentage of the company’s overall portfolio mix, the non-carbonated soft drink category grew 4 percent, led by Aquafina growth.

Innovation across the company’s product portfolio performed well in the second quarter.  Pepsi Lime, Pepsi Wild Cherry and Pepsi One contributed to the overall carbonated soft drink category, while Aquafina Flavor Splash added to our strong non-carbonated soft drink performance.  Overall volume in the second quarter was favorably impacted by the company’s on-premise channel performance as well as continued growth in the diet category, led by mid-single digit increases in Diet Mountain Dew.

Net sales in the U.S. grew 11.3 percent to $862.6 million in the second quarter 2005, with CIC representing approximately two-thirds of the increase and average net selling price per unit up 4 percent. Rate and mix contributed equally to the average net selling price increase.

Domestic cost of goods sold increased 11.5 percent to $486.2 million reflecting anticipated higher raw material costs and the CIC acquisition.  CIC contributed approximately two-thirds of the domestic cost of goods sold increase.  The company’s continued focus on the top line helped to offset anticipated higher U.S. cost of goods sold per unit of 3.9 percent in the second quarter.  Gross profit increased 11.1 percent over the second quarter of 2004 to $376.4 million.

Selling, delivery and administrative costs increased 10.9 percent in the U.S. to $257.0 million, with CIC contributing approximately two-thirds of the increase.  The remaining increase can be attributed to increased insurance, benefit and fuel costs.

Second Quarter International Operations Highlights

The international operations reported combined operating income of $7.2 million, compared to $3.9 million in the previous year’s second quarter.   Volume gains and favorable foreign currency translation contributed to the international operating results.  In the second quarter, international sales increased 16.1 percent to $156.8 million.

Central European volume trends continued to recover from the effect of the EU entry in the second quarter of 2004.  Volume gains of 9.9 percent versus the prior year drove an increase in net sales of 15.2 percent for the quarter to $97.0 million.  Average net selling price increased in the quarter due to foreign currency translation.  The underlying average net selling price declined, based on local currencies, reflecting the competitive pricing environment in Hungary.  Cost of goods sold increased 25.4 percent to $57.8 million.  Volume growth, higher sugar and resin costs, and the unfavorable impact of foreign currency translation drove the increase in cost of goods sold.  Gross profit grew 2.9 percent to $39.2 million, as volume gains offset the higher raw material costs.  Despite an unfavorable impact from foreign currency translation, selling, delivery and administrative expenses decreased 1.8 percent to $33.1 million in the second quarter.  The continued benefit from cost containment initiatives begun in the first half of 2004, as well as a gain on the sale of a facility, contributed to the net improvements in selling, delivery and administrative expenses compared to the previous year’s second quarter.

Caribbean net sales increased 17.7 percent to $59.8 million in the second quarter driven by volume gains of 15.8 percent and a higher average net selling price.  Strong top line growth in the Caribbean helped to offset continued cost pressures.  Cost of goods sold increased 21.9 percent to $44.6 million due to higher volumes, as well as rising fuel, resin, and utilities costs compared to the prior year.  Selling, delivery and administrative costs increased 7.6 percent to $14.1 million, in line with higher volume.  The Caribbean’s reported operating income of $1.1 million in the second quarter was flat to the same period in 2004.

“Our confidence in our international business as a source of growth continues.” said Mr. Pohlad.  “In the second quarter we invested behind that confidence.  In June, we expanded our geographic reach with our investment in a Romanian Pepsi bottling operation, and we’re excited about our new relationship with InBev to distribute Beck’s beer in Poland.”

Outlook

 “At the midpoint of 2005, we are where we expected to be and that underlying operating trend should continue in the second half.” remarked Mr. Pohlad.  “Our ongoing business should benefit from a strong marketing calendar, effective execution, and continued focus on productivity.  The result should be continued and consistent profit growth.”

PepsiAmericas is adding $0.05 to its full year EPS outlook.  This reflects gains from the total anticipated fructose settlement and Romania, partially offset by expected facility and infrastructure initiatives.  The company now expects to achieve diluted EPS of $1.38 to $1.41 for the full year 2005.  As previously discussed, our outlook includes an expected $0.04 per share accretion related to CIC for the full year.  For the first half of 2005, CIC contributed approximately $0.02 per diluted share.

PepsiAmericas will hold its second quarter earnings conference call at 10:00 AM CT today, Wednesday, July 27, 2005 by telephone and through a live webcast over the internet.  To listen via telephone to the conference call within the U.S., please dial 1-800-324-5531 and request the PepsiAmericas conference call.  The live webcast will be available through the company’s website at www.pepsiamericas.com.  A playback of the conference call will be available until August 12, 2005.  To listen to the archived call within the U.S., please dial 1-888-203-1112 and enter the replay passcode 3324923.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in the U.S., Central Europe, and the Caribbean.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) beneficially owns an approximately 42 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 1, 2005.

Contact:

Sara Zawoyski, Investor Relations

612-661-3830

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL 2005

COMPARED WITH THE SAME PERIODS OF FISCAL 2004

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Second Quarter		First Half
	2005	2004	2005	2004

Net sales	$1,019.4	$909.7	$1,848.8	$1,647.3
Cost of goods sold	588.6	518.6	1,067.7	943.1
Gross profit	430.8	391.1	781.1	704.2
Selling, delivery and administrative expenses	304.2	278.5	596.9	541.3
Fructose settlement	(13.3)	—	(13.3)	—
Special charges, net	—	1.6	2.5	1.8
Operating income	139.9	111.0	195.0	161.1
Interest expense, net	(26.1)	(16.2)	(45.2)	(32.1)
Other expense, net	1.3	3.8	(1.4)	2.4
Income before income taxes	115.1	98.6	148.4	131.4
Income taxes	42.5	36.9	55.0	49.2

Net income	$72.6	$61.7	$93.4	$82.2

Weighted average common shares:
Basic	135.7	139.1	136.4	141.4
Incremental effect of stock options and awards	2.5	3.3	2.4	3.2
Diluted	138.2	142.4	138.8	144.6

Net income per share:
Basic	$0.54	$0.44	$0.68	$0.58
Diluted	$0.53	$0.43	$0.67	$0.57

Cash dividends per share	$0.085	$0.075	$0.17	$0.15

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SECOND QUARTER 2005 AND FISCAL YEAR 2004

(UNAUDITED AND IN MILLIONS)

	Second Quarter	Year End
	2005	2004

Cash and equivalents	$108.8	$74.9
Receivables	276.3	190.5
Inventory	205.7	177.8
Other current assets	88.7	86.3
Total current assets	679.5	529.5
Net property	1,092.9	1,100.0
Goodwill and intangible assets	2,113.8	1,769.4
Other assets	123.3	130.9

Total assets	$4,009.5	$3,529.8

Short-term debt, including current maturities of long-term debt	$294.6	$142.0
Payables	276.0	181.8
Other current liabilities	204.5	197.3
Total current liabilities	775.1	521.1
Long-term debt	1,283.0	1,006.6
Deferred income taxes	140.5	149.6
Other liabilities	226.8	229.3

Total liabilities	2,425.4	1,906.6

Shareholders’ equity	1,584.1	1,623.2

Total liabilities and shareholders’ equity	$4,009.5	$3,529.8

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST HALF OF 2005

COMPARED WITH THE SAME PERIOD OF FISCAL 2004

(UNAUDITED AND IN MILLIONS)

	First Half
	2005	2004

Cash Flows from Operating Activities:
Income from continuing operations	$93.4	$82.2
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	94.0	89.5
Deferred income taxes	(15.6)	8.7
Special charges, net	2.5	1.8
Cash outlays related to special charges	(1.0)	(1.7)
Gain on sale of investment	—	(5.2)
Other	8.2	6.0
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(36.8)	(61.5)
Increase in accounts receivable sold	—	100.0
Net change in other assets and liabilities	43.3	2.0
Net cash provided by operating activities of continuing operations	188.0	221.8

Cash Flows from Investing Activities:
Capital investments	(64.2)	(51.3)
Acquisitions, net of cash acquired	(354.6)	(20.9)
Proceeds from sales of property	2.5	1.4
Purchase of equity investment	(51.0)	—
Proceeds from sale of investment	—	5.2
Net cash used in investing activities	(467.3)	(65.6)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	79.7	169.1
Proceeds from issuance of long-term debt	793.1	—
Repayments of long-term debt	(451.4)	(150.9)
Treasury stock purchases	(127.8)	(200.6)
Issuance of common stock	45.7	56.1
Cash dividends	(23.4)	(21.2)
Net cash provided by financing activities	315.9	(147.5)

Net cash used in discontinued operations	(4.2)	(3.6)
Effects of exchange rate changes on cash and equivalents	1.5	0.5
Change in cash and equivalents	33.9	5.6
Cash and equivalents at beginning of year	74.9	69.0
Cash and equivalents at end of period	$108.8	$74.6

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measures discussed in conjunction with the earnings release to the most comparable U.S. GAAP measure.

Non GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events.  These adjustments relate to operating income, net income and basic and diluted income per share.  To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations.  Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results.  These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures.  There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons.  Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes the adjustments discussed in this press release that impact comparability of the periods presented:

	Second Quarter 2005		Second Quarter 2004
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income
As Reported	$139.9	$72.6	$111.0	$61.7
Items impacting comparability
Fructose settlement	(13.3)	(8.3)	—	—
Property tax refund	—	(3.5)	—	—
Early extinguishment of debt	—	3.5	—	—
Special charges, net	—	—	1.6	1.0
Gain on land sale	—	—	—	(3.3)

Adjusted Comparisons	$126.6	$64.3	$112.6	$59.4

Weighted average common shares:
Basic		135.7		139.1
Incremental effect of stock options and awards		2.5		3.3
Diluted		138.2		142.4

Net income per share - basic
As reported		$0.54		$0.44
As adjusted		$0.47		$0.43
Net income per share - diluted
As reported		$0.53		$0.43
As adjusted		$0.47		$0.42

	First Half 2005		First Half 2004
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income
As Reported	$195.0	$93.4	$161.1	$82.2
Items impacting comparability
Fructose settlement	(13.3)	(8.3)	—	—
Property tax refund	—	(3.5)	—	—
Early extinguishment of debt	—	3.5	—	—
Special charges, net	2.5	1.6	1.8	1.1
Gain on land sale	—	—	—	(3.3)

Adjusted Comparisons	$184.2	$86.7	$162.9	$80.0

Weighted average common shares:
Basic		136.4		141.4
Incremental effect of stock options and awards		2.4		3.2
Diluted		138.8		144.6

Net income per share - basic
As reported		$0.68		$0.58
As adjusted		$0.64		$0.57
Net income per share - diluted
As reported		$0.67		$0.57
As adjusted		$0.62		$0.55

Adjustments included in this summary were as follows:

Special charges - During the first quarter of 2005, we recorded special charges in Central Europe of $2.5 million ($1.6 million after taxes).  The special charges primarily related to a reduction in the workforce in Central Europe and consolidation of certain production facilities as we continue to rationalize our cost structure. These special charges were primarily for severance costs and related benefits and asset write-downs.

We recorded special charges of $1.6 million ($1.0 million after taxes) in the second quarter of 2004 and $1.8 million ($1.1 million after taxes) in the first half of 2004 in Central Europe.  The special charges recorded in the first half of 2004 primarily related to a reduction in the workforce in Central Europe.  These special charges were primarily for severance costs and related benefits.

Early extinguishment of debt - During the second quarter of 2005, we completed a cash tender offer related to $550 million of our outstanding debt.  The total amount of securities tendered was $388 million.  As a result of the tender offer we recorded a loss on the early extinguishment of debt in the first half of 2005 of $5.6 million ($3.5 million after taxes).  The loss was recorded in “Interest expense, net.”

Property tax refund - In the second quarter of 2005, we recorded a gain of $5.6 million ($3.5 million after taxes) associated with a favorable real estate tax refund concerning a previously sold parcel of land in downtown Chicago.  The gain was recorded in “Other expense, net.”

Fructose settlement - In the second quarter of 2005, we recorded a gain of $13.3 million ($8.3 million after taxes) related to the favorable high fructose corn syrup lawsuit settlement.

Gain on land sale - In the second quarter of 2004, we recorded an additional gain of $5.2 million ($3.3 million after taxes) associated with the 2002 sale of a parcel of land in downtown Chicago. The gain reflected the settlement and final payment on the promissory note related to the initial sale, for which we had previously provided a full allowance against.  The gain was recorded in “Other expense, net.”